MOORE STEPHENS, P.C.
CERTIFIED PUBLIC ACCOUNTANTS

March 20, 2007

Securities and Exchange Commission
450 5th Street
N.W. Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on March 15, 2007, to be filed by our former client, Xechem International, Inc. [Commission File Number 0-23788]. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

MOORE STEPHENS, P.C. Certified Public Accountants

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An independently owned and operated member of Moore Stephens North America, Inc. a member of Moore Stephens International Limited - members in principal cities throughout the world

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